EXHIBIT 12

                     MERRILL LYNCH PREFERRED CAPITAL TRUST I
                     MERRILL LYNCH PREFERRED FUNDING I, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                  For the Three Months Ended March 28, 1997
                             ---------------------------------------------------
                             Merrill Lynch Preferred     Merrill Lynch Preferred
                                  Capital Trust I             Funding I, L.P.
                             -----------------------     -----------------------

Earnings                              $5,615,371                $6,585,426
                                      ==========                ==========

Fixed charges                         $     --                  $     --

Preferred securities distribution
  requirements                         5,328,125                 5,492,913
                                      ----------                ----------

Total combined fixed charges and
  preferred securities distributions  $5,328,125                $5,492,913
                                      ==========                ==========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                  1.05                      1.20